UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K/A
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 1, 2010 (September 30, 2010)

HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)
(615) 269-8175

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments
     This Form 8-K/A amends the Current Report on Form 8-K filed by Healthcare Realty Trust Incorporated (the “Company”) on September 17, 2010 regarding the impairment of certain assets of the Company. Subsequent to the filing of the Form 8-K on September 17, 2010, the Company received an unsolicited offer to purchase a property that the Company owns in Houston, Texas. The Company has decided to sell this property and concluded on September 30, 2010 that the carrying value of the property is not likely to be fully recovered. Accordingly, the Company expects to record an impairment on this property in the third quarter of approximately $2.8 million to $3.0 million. When this charge is included with the impairment disclosed on the other five properties in the September 17, 2010 Form 8-K, the Company expects to record an aggregate impairment in the third quarter of approximately $7.2 million to $7.7 million. As previously disclosed, the Company also expects to record a gain on the sale of one property of $4.6 million in the third quarter of 2010.
Item 8.01 Other Events
     On September 23, 2010, the Company completed the acquisition of a portfolio of four medical office buildings located in The Woodlands, Texas for aggregate consideration of approximately $70 million. These facilities add approximately 273,000 square feet to the Company’s portfolio. With the closing of this transaction, the Company has acquired eight buildings with an aggregate of approximately 592,500 square feet for a total consideration of approximately $138 million during the third quarter of 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
By:	/s/ Scott W. Holmes
Scott W. Holmes
Executive Vice President and Chief Financial Officer

Date: October 1, 2010